Exhibit M

The following is an excerpt from the transcript of the earnings conference call held on December 1, 2022 at 9:00 AM ET. The following does not purport to be a complete statement or summary of the earnings conference call.

Stamatis Tsantanis: “In addition, we have recently launched a tender offer for the purchase of our Class E warrants, aiming to reduce the risk of potential dilution from legacy share-linked instruments.”

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Stamatis Tsantanis: “Concerning our $5 million buyback program authorised at the end of the second quarter, we have not conducted any buybacks to date, as we have prioritised consistency on the dividend distributions front. Our intention is to utilize the whole available amount on the repurchase of a portion of our outstanding convertible notes and the Class E warrants through the tender offer in the coming months.”

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Tate Sullivan: “Thank you. And then on the warrant tender offer, you announced earlier this week, should we look at that as a form of repurchases? Or what made you decide to go forward on that tender offer?”

Stamatis Tsantanis: “Well, it’s part of our overall repurchase and buyback program. So, we’re using some capital to repurchase back some remaining legacy warrants that are outstanding and may have some dilutionary effect in the future. We don’t really expect them to have. So, it’s a good opportunity to clean up the capital structure without allocating any significant capital of that. So, it’s basically among the buyback initiatives of the company to clean up the capital structure as much as we can.”

Certain Information Regarding the Tender Offer

The information in this excerpt describing the Company’s proposed tender offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Seanergy’s securities in the tender offer. The tender offer will be made only pursuant to the Offer to Purchase and the related materials that Seanergy will distribute to its warrantholders, as they may be amended or supplemented. Warrantholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the tender offer. Warrantholders of Seanergy may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Seanergy will file with the Securities and Exchange Commission from the Securities and Exchange Commission’s website at www.sec.gov. Warrantholders who would like to obtain a copy of these documents, without charge, or who have any questions, may direct their inquiries to Morrow Sodali LLC, the information agent for the tender offer, toll free at 800-662-5200. Warrantholders are urged to carefully read all of these materials prior to making any decision with respect to the tender offer.